Exhibit 99.1

June 27, 2016

Charles Zhang

Chairman of the Board

Changyou.com Limited

Dear Charles,

Please accept my formal resignation as follows:

a) I hereby resign from my positions as (i) a member of the board of directors of Changyou.com Limited (“Changyou”), effective June 24, 2016, and (ii) Co-Chief Executive Officer of Changyou, effective July 31, 2016 (the “Co-CEO Termination Date”).

b) Changyou and I hereby agree that, for one year after the Co-CEO Termination Date (the “Non-compete Period”), I will not, on my own behalf, or as owner, manager, stockholder (other than as stockholder of less than 2% of the outstanding stock of a company that is publicly traded or listed on a stock exchange), consultant, director, officer or employee of or in any other manner connected with any business entity, participate or be involved in any Competitor without the prior written authorization of Changyou. “Competitor” means any business of the type and character of business in which Changyou engages or proposes to engage and may include, without limitation, an individual, company, enterprise, partnership enterprise, government office, committee, social organization or other organization that, in any event, produces, distributes or provides the same or substantially similar kind of product or service as Changyou. “Competitor” includes without limitation: Tencent Holdings Limited, NetEase.com, Inc., Shanda Games Limited, Perfect World Co., Ltd., Kalends Inc., iDreamsky Technology Ltd., NetDragon Websoft Inc., Kingsoft Corporation Limited and YY Inc., and such other companies as are described as competitors in Changyou’s annual report on Form 20-F for the fiscal year ended December 31, 2015.

c) Changyou and I hereby agree that paragraph (b) of this letter agreement will replace Section 1 of the Employee Non-Competition, Non-Solicitation, Confidential Information and Work Product Agreement dated as of January 1, 2015 between Changyou and me (the “Employee Obligations Agreement”), and that Section 2 of the Employee Obligations Agreement will remain in effect in accordance with its existing terms, except that it will remain in effect during the Non-compete Period hereunder rather than the period provided for in the Employee Obligations Agreement, and all other provisions of the Employee Obligations Agreement will survive the termination of my employment in accordance with its terms.

d) Changyou and I hereby agree that I will receive a bonus in the amount of RMB¥3,000,000 for the period from January 1, 2016 to July 31, 2016 as compensation for serving as Changyou’s Co-Chief Executive Officer. The payment shall be made in US dollars before July 31, 2016 to my designated bank account.

e) Except for Section 6(f), and Sections 7, 8, 9, 10 and 11 of the Executive Employment Agreement dated January 1,2015 between Changyou and me (the “Employment Agreement”), which will survive indefinitely, Changyou and I hereby agree that the Employment Agreement will be terminated effective as of the Co-CEO Termination Date.

f) I hereby agree, on my own behalf, and on behalf of my heirs, successors and assigns, that the terms of this letter agreement will be in complete and final settlement of any and all claims, rights, interests, demands, compensation and damages (“Claims”), whether known or unknown, of every name and nature, both in law and equity, I have or may have, or have ever had from the beginning of the world to this date, against Changyou and all affiliated or related entities of Changyou (collectively with Changyou, the “Changyou Group”), or any director, officer, employee, independent contractor, consultant, stockholder, manager, member, partner, trustee, beneficiary or agent of any of the foregoing through the date hereof, in any way relating to or arising out of my employment with Changyou, and the termination of such employment. This release does not release Changyou from any of its obligations under this letter agreement.

g) Changyou hereby agrees that the terms of this letter agreement will be in complete and final settlement of any and all Claims, whether known or unknown, of every name and nature, both in law and equity, it has or may have, or has ever had from the beginning of the world to this date, against me through the date it has signed this letter agreement, in any way related to or arising out of my employment with Changyou and the termination of such employment. This release does not release me from, or waive any of the rights of Changyou or any other member of the Changyou Group with respect to, (i) any of my obligations under this letter agreement or (ii) any act or omission that constitutes gross negligence, intentional misconduct, fraud, bad faith or a knowing material violation of law.

h) This letter agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the doctrine of conflict of laws.

Very truly yours,

Carol Yu

Accepted and agreed to:

By:
Charles Zhang
Changyou.com Inc.
Chairman of the Board